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                            ORACLE ALLIANCE AGREEMENT


     Oracle Alliance Agreement (the "Agreement") is between Oracle Corporation ("Oracle") and the Alliance Member identified below. The terms of this Agreement shall apply to each Program license granted and to all services provided by Oracle under this Agreement, which will be identified on one or more Order Forms.

1.    DEFINITIONS
1.1 "Commencement Date" means the date on which the Programs are delivered by Oracle, or if no delivery is necessary, the Effective Date set forth on the relevant Order Form.
1.2 "Designated System" shall mean the computer hardware and operating system designated on the relevant Order Form or Sublicense report for use in conjunction with a Sublicensed Program, Development License, or Marketing Support License.
1.3 "Documentation" means the user guides and manuals for installation and use of the Program software. Documentation is provided in CD-ROM or bound form, whichever is generally available.
1.4 "Order Form" shall mean the document in hard copy or electronic form by which the Alliance Member orders Program licenses, Sublicenses, and services, and which is agreed to by the parties. The Order Form shall reference the Effective Date of this Agreement.
1.5 "Program" shall mean the software in object code form distributed by Oracle for which the Alliance Member is granted a license or grants a Sublicense pursuant to this Agreement; and the media, Documentation, and Updates therefor.
1.6 "Sublicense Addenda" shall mean the addenda to this Agreement specifying additional Sublicense terms and Sublicense rates and fees for the various types of Sublicenses which may be granted by the Alliance Member.
1.7 "Sublicense" shall mean a nonexclusive, nontransferable right granted by or through the Alliance Member to an end user to use an object code copy of the Programs with the Value-Added Package under authority of a Sublicense Addendum. "Sublicensee" shall mean a third party who is granted a Sublicense of the Programs with the Value-Added Package for such party's own internal data processing purposes and not for purposes of any further distribution.
1.8 "Technical Support" means Program support provided under Oracle's policies in effect on the date Technical Support is ordered.
1.9 "Update" shall mean a subsequent release of a Program which Oracle makes generally available for Program Licenses at no additional license fee other than media and handling charges, provided the Alliance Member has ordered Technical Support for such licenses for the relevant time period. Updates shall not include any release, option or future product which Oracle licenses separately.
2.    RIGHTS GRANTED
2.1   Development Licenses and Trial Licenses
      A. Oracle grants to the Alliance Member a nonexclusive license to use the Development Licenses the Alliance Member obtains under this Agreement and applicable Sublicense Addenda, as follows:
      1. to develop or prototype the Value-Added Package on the Designated System or on a backup system if the Designated System is inoperative, up to any applicable maximum number of designated Users or other such limitation as may be applicable;
      2. to demonstrate the Programs to potential Sublicensees solely in conjunction with the Value-Added Package;
      3. to provide training and technical support to employees and to customers solely in conjunction with the Value-Added Package;
      4. to use the Documentation provided with the Programs in support of the Alliance Member's authorized use of the Programs; and
      5. to copy the Programs for archival or backup purposes; no other copies shall be made without Oracle's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the Programs are subject to the terms of this Agreement.
      B. The Alliance Member may order temporary trial licenses ("Trial Licenses") for its evaluation purposes only, and not for development or prototype purposes, for use during a period specified in the Order Form. Each Order Form for Trial Licenses shall clearly state the trial period and shall identify that the order is for a Trial License.
2.2   Marketing Support Licenses
            Oracle grants to the Alliance Member a nonexclusive license to use the Marketing Support Licenses the Alliance Member obtains under this Agreement and applicable Sublicense Addenda, as follows:
      A. to demonstrate the Programs to potential Sublicensees solely in conjunction with the Value-Added Package, up to any applicable maximum number of designated Users or other such limitation as may be applicable;
      B. to develop customized prototypes of the Value-Added Package for prospective Sublicensees on the Designated System if the Alliance Member does not receive any fees related to the development of such customized prototypes;
      C. to use the Documentation provided with the Programs in support of the Alliance Member's authorized use of the Programs; and
      D. to copy the Programs for archival or backup purposes; no other copies shall be made without Oracle's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the Programs are subject to the terms of this Agreement.
2.3   Sublicensing
      A. License to Sublicense Programs

               [*] Portion has been omitted pursuant to a request
                      for confidential treatment and filed
                         separately with the Commission.
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            As further set forth in the applicable Sublicense Addenda, Oracle hereby grants the Alliance Member a nonexclusive, nontransferable license to market and grant Sublicenses as set forth in such Sublicense Addenda and at the rates and fees set forth in such Sublicense Addenda. The Alliance Member shall only have the right to Sublicense Programs pursuant to an effective Sublicense Addendum between the parties hereto.
            The Alliance Member shall Sublicense the Programs solely through a written Sublicense agreement as provided under Section 2.3.B. Upon Oracle's request, the Alliance Member shall provide Oracle with a copy of the Alliance Member's standard Sublicense agreement.
      B. Sublicense Agreement
            Every Sublicense agreement shall include, at a minimum, contractual provisions which:
      1. Restrict use of the Programs to object code, subject to the restrictions provided under the applicable Sublicense Addenda and consistent with the Sublicense fees payable to Oracle;
      2. prohibit (a) transfer of the Programs except for temporary transfer in the event of computer malfunction; (b) assignment, timesharing and rental of the Programs; and (c) title to the Programs from passing to the Sublicensee or any other party;
      3. Prohibit the reverse engineering, disassembly or decompilation of the Programs and prohibit duplication of the Programs except for a single backup or archival copy;
      4. Disclaim, to the extent permitted by applicable law, Oracle's liability for any damages, whether direct, indirect, incidental or consequential, arising from the use of the Programs;
      5. Require the Sublicensee, at the termination of the Sublicense, to discontinue use and destroy or return to the Alliance Member all copies of the Programs and Documentation;
      6. Prohibit publication of any results of benchmark tests run on the Programs;
      7. Require the Sublicensee to comply fully with all relevant export laws and regulations of the United States to assure that neither the Programs, nor any direct product thereof, are exported, directly or indirectly, in violation of United States law; and
      8. Specify Oracle as a third party beneficiary of the Sublicense agreement to the extent permitted by applicable law.
      C. Marketing/Sublicensing Practices
            In marketing and Sublicensing the Programs, the Alliance Member shall:
      1. Not engage in any deceptive, misleading, illegal, or unethical practices that may be detrimental to Oracle or to the Programs;
      2. Not make any representations, warranties, or guarantees to Sublicensees concerning the Programs that are inconsistent with or in addition to those made in this Agreement or by Oracle; and
      3. Comply with all applicable federal, state, and local laws and regulations in performing its duties with respect to the Programs.
2.4   Limitations on Use
            The Alliance Member shall not use or duplicate the Programs (including the Documentation) for any purpose other than as specified in this Agreement or make the Programs available to unauthorized third parties. The Alliance Member shall not (a) use the Programs for its internal data processing or for processing customer data; (b) rent, electronically distribute, or timeshare the Programs or market the Programs by interactive cable or remote processing services or otherwise distribute the Programs other than as specified in this Agreement; or (c) cause or permit the reverse engineering, disassembly, or decompilation of the Programs, except to the extent required to obtain interoperability with other independently created software or as specified by law.
2.5   Title
            Oracle shall retain all title, copyright, and other proprietary rights in the Programs and any modifications or translations thereof. The Alliance Member and its Sublicensees do not acquire any rights in the Programs other than those specified in this Agreement.
2.6   Transfer of Programs
            The Alliance Member may transfer a Development License or Marketing Support License within its organization upon notice to Oracle; transfers are subject to the terms and fees specified in Oracle's transfer policy in effect at the time of the transfer.
2.7   Use of Programs by Third Parties
            The Alliance Member and each Sublicensee (as the case may be) shall have the right to allow third parties to use each such party's licensed Programs for the licensee's operations so long as the applicable licensee ensures that use of the Programs is in accordance with the terms of this Agreement or the applicable Sublicense agreement.
3.    TECHNICAL SERVICES
3.1   Technical Support Services
            Technical Support services ordered by the Alliance Member will be provided under Oracle's Technical Support policies in effect on the date Technical Support is ordered.
3.2   Training Services
            Oracle will provide training services agreed to by the parties under the terms of this Agreement. For any on-site services requested by the Alliance Member, the Alliance Member shall reimburse Oracle for actual, reasonable travel and out-of-pocket expenses incurred.
4.    FEES AND PAYMENTS
4.1   License Fees and Sublicense Fees
            The Alliance Member may order Development Licenses or Marketing Support Licenses at the standard Program license fees set forth in the Price List or at the fees otherwise provided in a Sublicense Addendum. For each Sublicense granted by the Alliance Member, the Alliance Member agrees to pay Oracle a Sublicense fee as set forth in the applicable Sublicense Addenda. The Alliance Member shall not be relieved of its obligation to pay Sublicense fees owed to Oracle by the nonpayment of such fees by the Sublicensee.
            The Alliance Member is free to determine unilaterally its own license fees to its Sublicensees. If the Alliance Member or a Sublicensee upgrades the Programs to a larger computer, transfers the Programs outside the United States and/or to another operating system, or increases the licensed number of Users, the Alliance Member will pay additional Sublicense fees to Oracle as provided under Oracle's transfer policies and rates in effect at the time the Program is upgraded or transferred.
4.2   Technical Support Fees

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            Technical Support services ordered by the Alliance Member for
      Development Licenses and Marketing Support Licenses will be provided under Oracle's Technical Support policies and rates in effect on the date Technical Support is ordered.
4.3   General Payment Terms
            Except as otherwise provided in a Sublicense Addendum, all fees shall be due and payable 30 days from the invoice date. Fees due by the Alliance Member shall not be subject to set off for any claims against Oracle. All payments made shall be in United States currency and shall be made without deductions based on any taxes or withholdings, except where such deduction is based on Oracle's gross income. Any amounts payable by the Alliance Member hereunder which remain unpaid after the due date shall be subject to a late charge equal to 1.5% per month from the due date until such amount is paid. The Alliance Member agrees to pay applicable media and shipping charges. The Alliance Member shall issue a purchase order, or alternative document acceptable to Oracle, on or before the Effective Date of the applicable Order Form.
4.4   Taxes
            The fees listed in this Agreement do not include taxes; if Oracle is required to pay sales, use, property, value-added, or other taxes based on the licenses, Sublicenses or services granted under this Agreement or on the Alliance Member's or a Sublicensee's use of Programs or services, then such taxes shall be billed to and paid by the Alliance Member. This shall not apply to taxes based on Oracle's income.
5.    RECORDS
5.1   Records Inspection
            The Alliance Member shall maintain adequate books and records in connection with activity under this Agreement. Such records shall include, without limitation, executed Sublicense agreements, the information required in or related to the Sublicense reports required under a Sublicense Addendum, the number of copies of Programs used or Sublicensed by the Alliance Member, the computers on which the Programs are installed, and the number of Users using the Programs. Oracle may audit the relevant books and records of the Alliance Member and Alliance Member's use of the programs. Any such audit shall be conducted during regular business hours at the Alliance Member's offices and shall not interfere unreasonably with the Alliance Member's business activities. If an audit reveals that the Alliance Member has underpaid fees to Oracle, the Alliance Member shall be invoiced for such underpaid fees.
            Audits shall be made no more than once annually.
5.2   Notice of Claim
            The Alliance Member will notify the Oracle legal department promptly in writing of: (a) any claim or proceeding involving the Programs that comes to its attention; and (b) any material change in the management or control of the Alliance Member.
6.    TERM AND TERMINATION
6.1   Term
            This Agreement shall become effective on the Effective Date and shall be valid until the expiration or termination of all Sublicense Addenda hereunder, unless terminated earlier as set forth herein. If not otherwise specified on the Order Form, each Program license granted under this Agreement shall remain in effect perpetually under the terms of this Agreement unless the licenses or this Agreement is terminated as provided in this Article 6. The term of each Sublicense Addendum hereunder shall be as set forth in each such Addendum.
6.2   Termination by the Alliance Member
            The Alliance Member may terminate any Program license or any Sublicense Addenda at any time; however, termination shall not relieve the Alliance Member's obligations specified in Section 6.5.
6.3   Termination by Oracle
            Oracle may terminate any Program license, any Sublicense Addenda, or this Agreement upon written notice if the Alliance Member materially breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach.
6.4   Force Majeure
            Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by strike, riot, fire, flood, natural disaster, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty
      (180) days.
6.5   Effect of Termination
            Upon expiration or termination of a Sublicense Addendum or this Agreement, all of the Alliance Member's rights to market and Sublicense the Programs as set forth in such Sublicense Addendum or this Agreement shall cease.
            The termination of this Agreement, a Sublicense Addendum, or any license shall not limit either party from pursuing any other remedies available to it, including injunctive relief, nor shall such termination relieve the Alliance Member's obligation to pay all fees that have accrued or that are owed by the Alliance Member under a Sublicense Addendum or any Order Form, or that appear in a Sublicense report. The parties' rights and obligations under Sections 2.4, 2.5, 2.6 and Articles 4, 5, 6, 7, and 8 shall survive termination of this Agreement. Upon termination, the Alliance Member shall cease using, and shall return or destroy, all copies of the applicable Programs.
7.    INDEMNITY, WARRANTIES, REMEDIES
7.1   Infringement Indemnity
            Oracle will defend and indemnify the Alliance Member against a claim that Programs infringe a copyright or patent or other intellectual property right, provided that: (a) the Alliance Member notifies Oracle in writing within 30 days of the claim; (b) Oracle has sole control of the defense and all related settlement negotiations; and (c) the Alliance Member provides Oracle with the assistance, information and authority necessary to perform Oracle's obligations under this Section. Reasonable out-of-pocket expenses incurred by the Alliance Member in providing such assistance will be reimbursed by Oracle. Oracle shall have no liability for any claim of infringement based on use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a

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      current unaltered release of the Programs which Oracle provides to the
      Alliance Member.
            In the event the Programs are held or are believed by Oracle to infringe, Oracle shall have the option, at its expense, to (a) modify the Programs to be noninfringing; or (b) obtain for the Alliance Member a license to continue using the Programs. If it is not commercially reasonable to perform either of the above options, then Oracle may terminate the license for the infringing Programs and refund the license fees paid for those Programs. This Section 7.1 states Oracle's entire liability and the Alliance Member's exclusive remedy for infringement.
7.2   Warranties and Disclaimers
      A. Program Warranty
            Oracle warrants for a period of one year from the Commencement Date that each unmodified Program will perform the functions described in the Documentation.
      B. Media Warranty
            Oracle warrants the tapes, diskettes or other media to be free of defects in materials and workmanship under normal use for 90 days from the Commencement Date.
      C. Services Warranty
            Oracle warrants that its Technical Support and training services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from performance of service.
      D. Disclaimers
            THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
            Oracle does not warrant that the Programs will operate in combinations other than as specified in the Documentation or that the operation of the Programs will be uninterrupted or error free. Pre-Production releases of Programs and computer-based training products are distributed "As Is."
            The Alliance Member shall not make any warranty on Oracle's behalf.
7.3   Exclusive Remedies
            For any breach of the warranties contained in Section 7.2 above, the Alliance Member's exclusive remedy, and Oracle's entire liability, shall be:
      A. For Programs
            The correction of Program errors that cause breach of the warranty, or if Oracle is unable to make the Program operate as warranted, the Alliance Member shall be entitled to recover the fees paid to Oracle for the Program license.
      B. For Media
            The replacement of defective media returned within 90 days of the Commencement Date.
      C. For Services
            The reperformance of the services, or if Oracle is unable to perform the services as warranted, the Alliance Member shall be entitled to recover the fees paid to Oracle for the unsatisfactory services.
7.4   Indemnification of Oracle
            The Alliance Member agrees to enforce the terms of its Sublicense agreements required by this Agreement so as to effect a timely cure of any Sublicense breach, and to notify Oracle of any known breach of such terms. The Alliance Member will defend and indemnify Oracle against: A. All claims and damages to Oracle arising from any use by the Alliance Member or its Sublicensees of any product not provided by Oracle but used in combination with the Programs if such claims would have been avoided by the exclusive use of the Programs; and B. All claims and damages to Oracle caused by the Alliance Member's failure to include the required contractual terms set forth in Section 2.3.B hereof in each Sublicense agreement.
7.5   Equitable Relief
            The Alliance Member acknowledges that any breach of its obligations with respect to proprietary rights of Oracle will cause Oracle irreparable injury for which there are inadequate remedies at law and that Oracle shall be entitled to equitable relief in addition to all other remedies available to it.
8.    GENERAL TERMS AND CONDITIONS
8.1   Nondisclosure
            By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential information shall be limited to the Programs, the terms and pricing under this Agreement, and all information clearly identified as confidential.
            A party's Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction or disclosure; or (d) is independently developed by the other party. The Alliance Member shall not disclose the results of any benchmark tests of the Programs to any third party without Oracle's prior written approval.
            The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.
8.2   Copyrights
            The Programs are copyrighted by Oracle. The Alliance Member shall retain all Oracle copyright notices on the Programs used by the Alliance Member under its Development Licenses or Marketing Support Licenses. The Alliance Member shall include the following on all copies of the Programs in software Value-Added Packages incorporating the Programs distributed by the Alliance Member:
      A. A reproduction of Oracle's copyright notice; or
      B. A copyright notice indicating that the copyright is vested in the Alliance Member containing the following
      1. A "c" in a circle and the word "copyright";
      2. The Alliance Member's name;

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      3. The date of copyright; and
      4. The words "All Rights Reserved."
            Such notices shall be placed on the Documentation, the sign-on screen for any software Value-Added Package incorporating the Programs, and the diskette or tape labels. Notwithstanding any copyright notice by the Alliance Member to the contrary, the copyright to the Program included in any such application package shall remain in Oracle. Other than as specified above, on any reproduction or translation of any Programs, Documentation, or promotional material, the Alliance Member agrees to reproduce Oracle's copyright notices intact.
8.3   Trademarks
            "Oracle" and any other trademarks and service marks adopted by Oracle to identify the Programs and other Oracle products and services belong to Oracle; the Alliance Member will have no rights in such marks except as expressly set forth herein and as specified in writing from time to time. The Alliance Member's use of Oracle's trademarks shall be under Oracle's trademark policies and procedures in effect from time-to-time. The Alliance Member agrees not to use the trademark "ORACLE," or any mark beginning with the letters "Ora," or any other mark likely to cause confusion with the trademark "ORACLE" as any portion of the Alliance Member's tradename, trademark for the Alliance Member's Value-Added Package, or trademark for any other products of the Alliance Member. The Alliance Member shall have the right to use the trademark "ORACLE" and other Oracle trademarks solely to refer to Oracle's Programs, products and services.
            The Alliance Member agrees with respect to each registered trademark of Oracle, to include in each advertisement, brochure, or other such use of the trademark, the trademark symbol "circle R" and the following statement:
      _______________ is a registered trademark of Oracle Corporation, Redwood City, California.
            Unless otherwise notified in writing by Oracle, the Alliance Member agrees, with respect to every other trademark of Oracle, to include in each advertisement, brochure, or other such use of the trademark, the symbol "TM" and the following statement:
      ____________ is a trademark of Oracle Corporation, Redwood City,
      California.
            The Alliance Member shall not market the Oracle Programs in any way which implies that the Oracle Programs are the proprietary product of the Alliance Member or of any party other than Oracle. Oracle shall not have any liability to the Alliance Member for any claims made by third parties relating to the Alliance Member's use of Oracle's trademarks.
8.4   Relationships Between Parties
            In all matters relating to this Agreement, the Alliance Member will act as an independent contractor. The relationship between Oracle and the Alliance Member is that of licensor/licensee. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Nothing in this Agreement shall be construed to limit either party's right to independently develop or distribute software which is functionally similar to the other party's product, so long as proprietary information of the other party is not included in such software.
8.5   Assignment
            The Alliance Member may not assign or otherwise transfer any rights under this Agreement without Oracle's prior written consent.
8.6   Notice
            All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the relevant Order Form (if to the Alliance Member) or to the Oracle address on the Order Form (if to Oracle).
            To expedite order processing, the Alliance Member agrees that Oracle may treat documents faxed by the Alliance Member to Oracle as original documents; nevertheless, either party may require the other to exchange original signed documents.
8.7   Governing Law/Jurisdiction
            This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the substantive and procedural laws of the State of California and shall be deemed to be executed in any state or federal court in San Francisco or San Mateo County, California. Oracle and the Alliance Member agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.
8.8   Severability
            In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.
8.9   Export
            The Alliance Member agrees to comply fully with all relevant export laws and regulations of the United States ("Export Law") to assure that neither the Programs, nor any direct product thereof, are (a) exported, directly or indirectly, in violation of Export Laws; or (b) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.
8.10  Limitation of Liability
            In no event shall either party be liable for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. Oracle's liability for damages hereunder shall in no event exceed the amount of fees paid by the Alliance Member under this Agreement, and if such damages result from the Alliance Member's or Sublicensee's use of the Program or services, such liability shall be limited to fees paid for the relevant Program or services giving rise to the liability.
            The provisions of this Agreement allocate the risks between Oracle and the Alliance Member. Oracle's pricing

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      reflects this allocation of risk and the limitation of liability specified herein.
8.11  Federal Government Sublicenses
            If the Alliance Member grants a Sublicense to the United States government, the Programs shall be provided with "Restricted Rights" and the Alliance Member will place a legend, in addition to the applicable copyright notices, on the documentation, and on the tape or diskette label, substantially similar to the following:
                            RESTRICTED RIGHTS LEGEND
      "Programs delivered subject to the DOD FAR Supplement are "commercial computer software" and use, duplication and disclosure of the Programs shall be subject to the licensing restrictions set forth in the applicable license agreement. Otherwise, Programs delivered subject to the Federal Acquisition Regulations are "restricted computer software" and use, duplication and disclosure of the Programs shall be subject to the restrictions in FAR 52.227-14, Rights in Data--General, including
      Alternate III (June 1987)."
8.12  Waiver
            The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Oracle's proprietary rights in the Programs, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.
8.13  Entire Agreement
            This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.
            It is expressly agreed that the terms of this Agreement and any Order Form shall supersede the terms in any Alliance Member purchase order or other ordering document. This Agreement shall also supersede the terms of any unsigned or "shrinkwrap" license included in any package, media, or electronic version of Oracle-furnished software and any such software shall be licensed under the terms of this Agreement, provided that the use limitations contained in an unsigned ordering document shall be effective for the specified licenses.

The Effective Date of this Agreement shall be April 1, 1998.

Executed by the Alliance Member:

MedicaLogic                            Executed by Oracle Corporation:
----------------------------------
                                       Authorized Signature: RACHEL ROLLINS
Authorized Signature: GUY E. FIELD                           --------------
                      ------------     Name: Rachel E. Rollins
Name: Guy E. Field                           ------------------------------
      ----------------------------     Title: Contract Specialist
Title: Controller                             -----------------------------
       ---------------------------

Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA  94065
(415) 506-7000
Oracle is a registered trademark of Oracle Corporation.
7-97

                                  AMENDMENT ONE
                                     to the
                            ORACLE ALLIANCE AGREEMENT
                                     between
                                MEDICALOGIC INC.
                                       and
                               ORACLE CORPORATION


This document ("Amendment One") shall serve to amend the Oracle Alliance Agreement and any amendments and addenda thereto between Medicalogic Inc. (the "Alliance Member") and Oracle Corporation ("Oracle") dated April 1, 1998 (the "Agreement") and any amendments or addenda thereto.


The Agreement is amended as follows:

1.   Add the following to the end of Section 2.3 B 2(a) of the Agreement:

          "However, the Alliance Member may permit a Sublicensee to transfer its rights under a Sublicense Agreement to: (i) any company controlling, controlled by, or under, control with Sublicensee; (ii) wholly owned subsidiary of such Sublicensee; (iii) the surviving entity of a merger involving Sublicensee or the purchaser of all or substantially all of the assets of sublicensee or the purchaser of the portion of the business in which the Software is used; or (iv) a management services company that provides management for a Sublicensee's day-to-day operations, provided that Sublicensee notifies Oracle in writing and the transferee remains subject to all limitations of the Sublicense."

2. Notwithstanding the restrictions in the Agreement and the Runtime Sublicense Addendum to the Agreement (the "Addendum") with respect to restrictions on Sublicensee use, including in particular Section 2.3 B of the Agreement, and Section [.] of the Addendum, the Alliance Member may grant Sublicenses, pursuant to the Agreement and the Addendum, to management service companies or others who provide electronic medical record services to third parties, as long as Alliance Member charges such Sublicensees a Sublicense fee based on the number of Concurrent Users and pays to Oracle the applicable Sublicense fees as set forth in the Addendum.

3. Notwithstanding the restrictions in the Agreement with respect to the rental of the Programs, including in particular Section 2.3(B)(2)(b) and
     Section 2.4(b), the Alliance Member may rent its Value Added package, which includes the Programs for use only as Runtime Programs as described in
     Section 1.2 of the Runtime Sublicense Addendum, to up to five (5) customers of the Alliance

     Member, provided the Alliance Member charges such customers a Sublicense fee based on the number of Concurrent Users and pays to Oracle a one-time fee in advance for such Program Sublicenses in the rented Value Added Package. Such Value Added Packages may only be rented once to one customer and may not be rented again to a different customer. Any additional rental arrangements shall require additional fees and approval by Oracle.

Other than the modifications set forth above, the terms and conditions of the Agreement remain unchanged and in full force and effect.

The Effective Date of this Amendment One is April 1, 1998.

MEDICALOGIC INC.                       ORACLE CORPORATION

By: GUY E. FIELD                       By: NICK MARQUIS
    ------------------------------         -----------------------------------
Name: Guy E. Field                     Name: Nick Marquis
      ----------------------------           ---------------------------------
Title: Controller                      Title: Manager, Alliances Sales Support
       ---------------------------            --------------------------------

                           RUNTIME SUBLICENSE ADDENDUM

This document (the "Addendum") is between Oracle Corporation ("Oracle") and Medicalogic Inc. (the "Alliance Member") and shall be governed by the terms of the Oracle Alliance Agreement between the Alliance Member and Oracle effective April 1, 1998 (the "Agreement") and the terms set forth below.

1.    SUBLICENSES

1.1   Sublicense Programs and Terms

            The Alliance Member may only Sublicense Runtime Programs for which the Alliance member has previously acquired a Supported Development License for the applicable Designated System. Notwithstanding any other provision of this Agreement, the Alliance member shall have no right to Sublicense Programs designated as Oracle Applications Programs, Oracle Express Programs, Limited Production Programs, or other Programs specified by Oracle from time-to-time without the prior written consent of Oracle.

            The Alliance Member shall have the right to market and grant Sublicenses of Runtime Programs under the conditions set forth in the Agreement and under the following restrictions:

      A. Sublicense Runtime Programs with the Application Program in the Application Package for use on Designated Systems to Sublicensees. Each copy of the Runtime Programs distributed shall be for the Sublicensee's own internal use in the Territory only on a single Designated System limited to a maximum number of Users; and

      B. Make and deliver to the Sublicensee a single copy of the Runtime Programs in the Application Package for each Sublicense granted.

            The Alliance member shall use all practical means available, both contractual and technical, to control the restricted use of each Runtime Program Sublicense. If a Sublicensee uses the Runtime Program beyond the limited functionality described in Section 1.2 hereof, the Alliance member or Distributor shall immediately notify the Sublicensee of such unauthorized use and if the Sublicensee fails to discontinue such unauthorized use following notification either terminate the Sublicense or forward to Oracle one hundred percent (100%) of the applicable Full Use standard Program license fees in effect at the time the payment is made to Oracle together with a written request by the Sublicensee for a Full Use Program license from Oracle. Oracle must approve, in writing, the Sublicensee's request before continued use of the Programs by the Sublicensee shall be deemed authorized.

1.2   Runtime Programs

            For the purposes of this Addendum, "Runtime Program(s)" shall mean Programs which shall be limited to use solely for the purpose of executing an unmodified standard version of the Alliance Member's Application Program. Runtime Programs may not be use to build or modify reports or applications. "Full Use Programs" shall mean unaltered versions of the Programs with all functions intact.

1.3   Value-Added Package

            For the purposes of this Addendum, "Application Program(s)" shall mean the Alliance Member's value-added application software, described in the attached Application Package Attachment with which the Runtime Programs are to be coupled. "Application Package(s)" shall mean the Runtime Programs coupled with the Application Programs. For purposes of the Agreement, the Application Program shall be regraded as the Alliance member's Value-Added Package.

1.4   Trial Sublicenses

            The Alliance Member and its Distributors shall be entitled to grant, at no charge, up to a maximum combined total of ten (10) temporary Trial Sublicenses of the Application Package at any one time. Such Sublicenses shall be for evaluation purposes only and shall be for a period not to exceed thirty (30) days. The Alliance Member shall pay Oracle Sublicense fees for any Trial Sublicenses in excess of thirty (30) days. Each such Trial Sublicense shall be Sublicensed under a Sublicense agreement which provides for such trial use.

1.5   Distributors

            Oracle grants the Alliance Member the right to appoint third parties ("Distributors") to market and Sublicense the Runtime Programs in the Territory, under the terms of the Agreement and this Addendum. However, Distributors shall have no right to make copies of the Programs for Sublicensing and shall obtain all such Programs from the Alliance Member. Each Distributor shall execute a written agreement with the Alliance Member binding the Distributor to provisions substantially similar to those contained in Sections 2.3, 2.4, 2.5, 5.1, 5.2, 6.1, 6.3, 6.4, 6.5,
      7.2.D, 7.5, 8.1, 8.2, 8.3, 8.5, 8.7, 8.9, 8.10, and 8.11 of the Agreement
      and to those contained in Sections 1 (except 1.5), 3, 4, 5, and 6 of this Addendum. Each obligation of the Alliance Member under such provisions shall also be applicable to each Distributor. Each Distributor agreement shall also contain any other provisions necessary for the Alliance Member to satisfy its commitments under the Agreement. The Alliance Member shall notify Oracle promptly in writing of the appointment of each such Distributor.

            In addition, the Alliance Member shall keep executed Distributor agreements and records of the Distributor information required under the Alliance Member's Sublicense reports, and shall allow Oracle to inspect such information as specified under the Agreement. The Alliance Member will defend and indemnify Oracle against all damages to Oracle caused by the Distributors' failure to include the required contractual terms set forth in Section 2.3.B of the Agreement in each Sublicense agreement. The Alliance Member agrees to enforce the terms of its Distributor agreements required under this Section so as to effect a timely cure of any Distributor breach, and to notify Oracle of any known breach of such terms.

1.6   Documentation

            The Alliance Member shall be responsible for providing documentation for Sublicensees. The Alliance Member shall have the right to incorporate portions of the Documentation into the Alliance Member's documentation, subject to the provisions of Section 8.2 of the Agreement.

2.    SUBLICENSE FEES

2.1   Sublicense Fees and Rate

            For each copy of the Programs Sublicensed by the Alliance Member or its Distributor in the Application package, the Alliance Member agrees to pay Oracle a Sublicense fee equal to [*] percent ([*]%) of the applicable license fee for each such Program, as specified in the applicable Price List and Alliance Member Price List supplement to such Price List in effect at the time the applicable Programs are Sublicensed.

            As further specified in Section 6 of this Addendum, Sublicense fees shall be due and payable within twenty (20) days of the last day of each month. The Alliance Member shall not be relieved of its obligation to pay Sublicense fees owed to Oracle by the nonpayment of such fees by the Sublicensee.

            On or after each anniversary during the Term of this Addendum, Oracle may amend the Sublicense fee percentage rate set forth above based on Oracle's then-current standard Sublicense fee percentage rate schedule and the actual amount of Sublicense fees received by Oracle hereunder.

2.2   Price List for Sublicenses

            Notwithstanding any other provision of the Agreement, the applicable Price List for determining Sublicense fees shall be the standard Price List in effect at the time the Application Package is Sublicensed.

            Notwithstanding any other provision of this Agreement, if the Alliance Member issues a written Sublicense quote and such quote is accepted by the applicable Sublicensee, for a period of ninety (90) days after the date of submission of the quote to the Sublicensee, the Sublicense fee applicable to the Programs identified in the quote shall be based on the Price List in effect on such date.

2.3   Users

            The Sublicense fees for a Program shall be based and priced on the applicable User Level for the maximum number of Users for such Program, as specified in the Price List. The Alliance Member shall have the right to Sublicense Programs on any User basis specified in the Price List in effect at the time the applicable Program is Sublicensed.

      TERM

            This Addendum shall become effective on the Effective Date of this Addendum and shall be valid for three (3) years (the "Term") from the Effective Date, unless terminated as provided in the Agreement. Any renewal of this Addendum shall be subject to renegotiation of terms and fees.

            Unless the expiration or termination is for default by the Alliance Member, the Alliance Member may continue using the release of the Programs then in the Alliance Member's possession on the Designated Systems for which Development Licenses were granted, solely for the purpose of continuing technical support for Sublicenses granted prior to termination. Such continued use of the Programs shall be subject to all the provisions of this Agreement, including, without limitation, payment of the Technical Support Fees specified herein.

4.    TERRITORY

            The Alliance Member shall have the right to market and grant Sublicenses of Programs in the United States only (the "Territory").

5.    TECHNICAL SUPPORT

5.1   Technical Support for Sublicensees

      A. Installation

            The Alliance Member or its Distributors will be responsible for any assistance needed to install the Application Package at Sublicensee sites.

      B. Sublicensing Support

            The Alliance Member is responsible for providing all technical support, training and consultations to its Sublicensees and Distributors. In consideration of the payments specified in Section 5.2, the Alliance Member shall have the right to use the Oracle Technical Support services acquired for its Supported Development Licenses to provide technical support services to its Sublicensees as further set forth in the Agreement. The Alliance Member shall continuously maintain Oracle Technical Support services for the Development Licenses during the period during which the Alliance Member provides technical support services to any Sublicensees. Any questions from the Alliance Member's Alliance Member's Sublicensees or Distributors will be referred by Oracle to the Alliance Member.

5.2   Technical Support Fees

            For Technical Support services for Sublicensees, each year the Alliance Member agrees to pay Oracle annual Technical Support Fees for each Runtime Program Sublicensed under this Addendum, a previous Alliance Member Addendum, or previous distribution agreement between the parties hereto where the Sublicensee received technical support services for such Runtime Program during the applicable support period from the Alliance Member. Annual Technical Support Fees for a Program shall be equal to the applicable Technical Support Percentage Rate specified below, corresponding to the highest Technical Support Services level specified below for any Development License used under this Addendum, of the cumulative Sublicense fees accrued to Oracle for a Sublicensed Program supported by the Alliance Member.

      Technical Support          Technical Support
      Services Level             Percentage Rate
      --------------             ---------------
      Bronze                           [*]%

               [*] Portion has been omitted pursuant to a request
                      for confidential treatment and filed
                         separately with the Commission.

      Silver                           [*]%
      Gold                             [*]%

            Upon December 31 of each year, the Alliance Member shall provide Oracle a report setting forth all of the Alliance Members' Sublicenses and those Sublicensed Programs which were supported by the Alliance Member during the calendar year. The report shall also include the applicable Technical Support Fees due and payable to Oracle for such calendar year. The Alliance Member shall provide Oracle with payment of all Technical Support Fees for such calendar year required under the applicable December 31 report with such report in the form of a check made out in the amount of such fees. All Technical Support Fees paid to Oracle are noncancelable and nonrefundable.

            On or after each anniversary during the Term of this Addendum, Oracle may amend the Technical Support Percentage Rates set forth above based on Oracle's then-current standard Technical Support percentage rate schedule.

6.    SUBLICENSE REPORTS

            Within twenty (20) days of the last day of each and every month, the Alliance Member shall send Oracle a report detailing for that month:

      A. For each Sublicensed Application Package shipped during the prior month, Sublicensee name, address, make/model and operating system of the Designated System, date of shipment, Runtime Programs shipped, maximum number of licensed Users, whether the Sublicense is a Trial Sublicense, and total Sublicense fees and Technical Support Fees due to Oracle;

      B. For each Application Program licensed to end-users to be used with previously installed software licensed by Oracle in conjunction with the Application Program, Sublicensee name, address, make/model and operating system of the computer, and date of installation; and

      C. The Distributor agreements executed during the prior month, including names and addresses of the Distributors.

            The Alliance Member shall require its Distributors to report this information to the Alliance Member on a monthly basis and will include it in the report for the month in which the Alliance Member received the information. The Alliance Member shall provide Oracle with payment of all fees required under the monthly report with such report in the form of a check made out in the amount of such fees.

7.    ADDITIONAL LICENSES

            During the Term, the Alliance Member may order production release versions of Oracle off-the-shelf Programs available as production release as of the Effective Date of this Addendum and listed on the Price List in effect as of such date. The license fee for Development Licenses shall be equal to Oracle's standard list license fees in effect when an order is placed. The Alliance Member shall have the right to order Programs for use as Marketing Support Licenses at no further charge to the Alliance Member. The Alliance Member may obtain Technical Support services from Oracle for such Programs under Oracle's applicable Technical Support fees and policies in effect when such services are ordered.


The Effective Date of this Addendum shall be April 1, 1998.

Executed by the Alliance Member:       Executed by Oracle Corporation:
Medicalogic, Inc.
Authorized Signature: GUY E. FIELD     Authorized Signature: RACHEL ROLLINS
                      ------------                           --------------
Name: Guy E. Field                     Name: Rachel E. Rollins
      ----------------------------           ------------------------------
Title: Controller                      Title: Contract Specialist
       ---------------------------            -----------------------------

ORACLE
Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA  94065
(415) 506-7000
Oracle is a registered trademark of Oracle Corporation.
7-97

               [*] Portion has been omitted pursuant to a request
                      for confidential treatment and filed
                         separately with the Commission.

                         APPLICATION PACKAGE ATTACHMENT


Name of Application Program and Application Package which the Alliance Member will be Sublicensing under the Agreement (may not contain the trademarks "Oracle" or "Ora" or any portion thereof):

Logician




Description of Application Package:

Logician is an Electronic Medical Records program which runs under Microsoft Windows. It supports the entry and retrieval of patient medical information within a single medical clinic or across separate clinics within a healthcare organization.




     Modules:

Registration -- supports the entry of patient demographic information. Chart -- supports the entry and retrieval of patient medical records. Desktop -- supports the workflow tasks of a clinic's staff. Scheduling -- supports the scheduling of patient appointments. Inquiry/Reports -- supports general queries and reports across a set of patient records. LinkLogic -- used for the import and export of data through Electronic
  ** see Modules continued below Functions and Objectives


     Functions and Objectives:

Logician supports all the clinical data and workflow needs of a medical clinic.


** Modules continued:

Data Interfaces (EDI).

ClinicLink -- permits Logician databases at separate clinics to be accessed as a single logical, organization-wide database of patient and configuration information.
Setup -- used to configure Logician's features.

Various knowledgebases -- datasets and associated rules to aid in the delivery of healthcare. For example, ConsultLogic is a knowledgebase module which aids in determining what medical tests need to be performed in a given situation.

                                  AMENDMENT ONE
                                     to the
                           RUNTIME SUBLICENSE ADDENDUM
                                     to the
                            ORACLE ALLIANCE AGREEMENT
                                     between
                                 MEDICALOGIC INC
                                       and
                               ORACLE CORPORATION


This document ("Amendment One") shall serve to amend the Runtime Sublicense Addendum dated April 1, 1998 (the "Addendum") to the Oracle Alliance Agreement between Medicalogic Inc. (the "Alliance Member") and Oracle Corporation ("Oracle") dated April 1, 1998 (the "Agreement").

The parties agree to amend the Addendum as follows:

1. In the first sentence of Section 1.4, delete the words "ten (10)" and replace them with the words "one hundred (100)."

2. Notwithstanding any provision to the contrary in Section 2.1 of the Addendum, for each copy of the Oracle Server Program Sublicensed by the Alliance or its Distributor as part of the Logician Application Package, the Alliance Member agrees to pay Oracle the applicable Sublicense fee, stated in the table below, of the applicable license fee for each such Program, as specified in the applicable Price List in effect at the time the applicable Programs are Sublicensed.

          Program                                              Rate
          -------                                              ----

          Oracle Server                                        [*]%
          Oracle Server-Enterprise Edition, NT platform        [*]%
          Oracle Server-Enterprise Edition, Unix platform      [*]%

3. In addition to the Sublicense rights granted under the Addendum and notwithstanding any other provision of the Agreement and the Addendum, the parties agree to grant the below Sublicensees the one time right to transfer the Sublicensed Programs to another Designated System on which such Sublicensed Programs are available in production release as of the Effective Date of the Amendment. Such transfer shall be at no additional charge provided: (i) the Sublicensee has maintained Oracle Technical Support services for the Sublicensed Programs from the Effective Date of the Order Form; and (ii) the Sublicensee maintains the same user level on the new Designated System. All transfers of the Sublicensed Programs shall take place prior to

               [*] Portion has been omitted pursuant to a request
                      for confidential treatment and filed
                         separately with the Commission.

     December 31, 1999 and all subsequent transfer after such date shall be subject to Oracle's transfer fees and policies in effect at the time of transfer.

    Sublicensees
    Alligns - Minneapolis, MN
    North Memorial - Minneapolis, MN
    Providence Health Systems - Portland, OR
    Riverside Physicians Services - Norfolk, VA
    New York University - NY, NY
    Sentara - Richmond, VA
    Arizona Medical Clinic - Phoenix, AZ
    Wakeforest University - Wakeforest, NC
    Merrit Care - Fargo, ND
    Memorial - Houston, TX

4. In Section 2.1, delete the word "month" and insert the word "Quarter" and delete the word "monthly" and insert the word "Quarterly" in each instance in which such words occur.

5.   Delete the first sentence of Section 3 and insert the following:

     "This Addendum shall become effective on the Effective Date of this Addendum and shall be valid till December 31, 1999, unless terminated as provided in the Agreement."

6. In Section 5, delete the word "month" and insert the word "Quarter" and delete the word "monthly" and insert the word "Quarterly" in each instance in which such words occur.

7.   Delete the first sentence of Section 6 and insert the following:

     "Within thirty (30) days of the last day of each quarterly period ending in the months of January, April, July and October (each such period, a "Quarter"), the Alliance Member shall send to Oracle a report detailing for that Quarter."

8. In Section 6, delete the word "month" and insert the word "Quarter" and delete the word "monthly" and insert the word "Quarterly" in each instance in which such words occur.

9. During the Term of the Addendum, if Oracle changes the CPU requirements for Sublicensing of Oracle Server as listed in the applicable Alliance Price List, the Alliance Member shall have the right to Sublicense the Oracle Server Program at its current rate of [*] percent ([*]%) of Net license fees, as stated in Section 2.1 of the Addendum.

               [*] Portion has been omitted pursuant to a request
                      for confidential treatment and filed
                         separately with the Commission.

Other than the modifications set forth above, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

The Effective Date of this Amendment One is April 1, 1998.

MEDICALOGIC INC.                       ORACLE CORPORATION

By: GUY E. FIELD                       By: NICK MARQUIS
    ------------------------------         -----------------------------------
Name: Guy E. Field                     Name: Nick Marquis
      ----------------------------           ---------------------------------
Title: Controller                      Title: Manager, Alliances Sales Support
       ---------------------------            --------------------------------

MedicaLogic(R) and Logician(R) are registered trademarks and LinkLogic(TM) is a trademark of MedicaLogic, Inc. Copyright (C) 1999 MedicaLogic, Inc. All Rights Reserved.

This Manual has been created by MedicaLogic, Inc. ("MedicaLogic") for use with the Software and/or Databases ("Software") described in this Manual. The Software and Databases are subject to the terms of the Customer License Agreement accompanying the Software and may be used or copied only in accordance with the Customer License Agreement. Federal law prohibits the copying of the Software or the Manual except as specifically allowed in the Customer License Agreement. No part of the Software or this Manual may be reproduced or transmitted in any form or by any means, electronic or mechanical, except as provided in the Customer License Agreement or with the express written permission of MedicaLogic, Inc.

Oracle(R) is a registered trademark and Oracle7(TM) is a trademark of the Oracle Corporation. Copyright (C) 1994 Oracle Corporation. All Rights Reserved.

ORACLE RESTRICTED RIGHTS LEGEND: Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Department of Defense Regulations Supplement ("DFARS") 252.227-7013. Rights in Technical Data and Computer Software (October 1988) and Federal Acquisition Regulation ("FAR") 52.227-14, Rights in Data-General, including Alternate III (June 1987), as applicable. Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065.

Microsoft, Windows, and Windows NT are registered trademarks of Microsoft Corporation. Copyright (C) 1994 Microsoft Corporation. All Rights Reserved.

Portions of this software were designed and developed for MedicaLogic by Indius, Inc. C++ framework libraries (C) 1993-1995 Indius, Inc. All Rights Reserved.

Norton pcANYWHERE(TM) is a trademark and Symantec(R) is a registered trademark of Symantec Corporation. Copyright (C) 1994 Symantec Corporation. All Rights Reserved.

Women's Health Advisor(TM), Adult Health Advisor(TM), Arthritis Health Advisor(TM), Pediatric Advisor(TM), Spanish/English Pediatric Advisor(TM), Behavioral Health Advisor(TM), and Senior Health Advisor(TM) are trademarks of Clinical Reference Systems, Ltd. Copyright (C) 1995 Clinical Reference Systems, Ltd. All Rights Reserved.

CPT-4 and ICD-9 Databases included with this software are licensed from Context Software Systems, Inc. Copyright (C) 1994 Context Software Systems, Inc. All Rights Reserved.

This software incorporates SNOMED International--The Systematized Nomenclature of Human and Veterinary Medicine, used by permission of the College of American Pathologists. Copyright (C) 1995 College of American Pathologists. All Rights Reserved.

The Medication Reference databases included with this software are licensed from MediSpan, Inc. Copyright (C) 1995 Medi-Span, Inc. All Rights Reserved.

Portions of this software are copyright (C) 1994 by VISUALTOOLS, INC. All Rights Reserved. These are supplied for run-time use only, and are subject to the terms of the VISUALTOOLS, INC. License Agreement.

Portions of this software are copyright (C) 1991-1994 by Arthur D. Applegate.

Portions of this software are owned by Software Fx, Inc. and are protected by United States copyright laws and international treaty provisions. They are supplied for run-time use only and may not be used for development purposes.

Portions of the imaging technology of this product are copyright (C) AccuSoft Corporation.

Referral Guidelines text included with Logician is licensed from Dr. Paul Ladenson. Copyright (C) 1995-1997 Dr. Paul Ladenson. All Rights Reserved.

Printed in the United States of America